Exhibit 21.1
List of Subsidiaries
USA Compression Finance Corp., a Delaware corporation
USA Compression Partners, LLC, a Delaware limited liability company
USAC Leasing, LLC, a Delaware limited liability company
J-W Energy Company, a Texas corporation
J-W Power Company, a Texas corporation